EXHIBIT 99.1
Tejas Incorporated Announces
Appointment of New Director
AUSTIN, TEXAS- November 15, 2006- Tejas Incorporated (OTC BB:TEJS) announced today that it has appointed Barry A. Williamson to its Board of Directors, effective November 9, 2006. Mr. Williamson previously served as a member of the Board from October 1999 until January 31, 2006.
From 1992 to 1999, Mr. Williamson served a six-year term on the Texas Railroad Commission, including being its Chairman in 1995. From 1988 to 1992, Mr. Williamson worked in the administration of President Ronald Reagan as a principal advisor to the U.S. Secretary of Energy, and then in the administration of President George H.W. Bush as the Director of the Minerals Management Service in the U.S. Department of the Interior.
John Gorman, Chairman of the Board of Tejas Incorporated commented, “We are extremely pleased to welcome Barry back to the Tejas Board. Barry brings a diverse background and wealth of experience to the Board and we look forward to benefiting from his counsel and input.”
Tejas Incorporated
Tejas Incorporated is a holding company whose only operating subsidiary is Tejas Securities Group, Inc., a Texas corporation (“Tejas Securities”). Tejas Securities is a full service brokerage and investment banking firm that focuses on the following: (i) proprietary research on distressed debt and special situation securities, (ii) trading and other brokerage services to value-based institutional and retail investors active in fixed income and equity instruments, and (iii) corporate finance and strategic advisory services to middle-market companies within our target industries. To learn more about Tejas Incorporated or Tejas Securities, please visit their respective websites at www.tejs.com or www.tejassec.com.
Contact:
Craig Biddle
cbiddle@tejassec.com
512-306-5281